                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                  FORM 8-K/A1



                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)             October 29, 1996 (August 15, 1996)
                                              ----------------------------------


                        T/SF COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


         Delaware                    1-10263                 73-1341805
----------------------------       ------------         -------------------
(State or other jurisdiction       (Commission             (IRS Employer
    of incorporation)              File Number)         Identification No.)



2407 East Skelly Drive, Tulsa, Oklahoma                        74105
----------------------------------------                     ----------
(Address of principal executive offices)                     (Zip code)


Registrant's telephone number, including area code 918-747-2600
                                                   ------------

                                      N/A
        --------------------------------------------------------------
        (Former name or former address, if changed since last report.)

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements of Businesses Acquired.

     CORSEARCH, INC.

            Report of Independent                       5
             Public Accountants

            Balance Sheets as of                        6
             December 31, 1995 and 1994

            Statements of Income and Accumulated
             Deficit for the years ended
             December 31, 1995 and 1994                 7


            Statements of Cash Flows for the years
             ended December 31, 1995 and 1994           8


            Notes to Financial Statements for the
             years ended December 31, 1995 and 1994    9-12


(b)  Pro Forma Financial Information.

     T/SF COMMUNICATIONS CORPORATION:

            Pro Forma Combined Condensed Balance
             Sheet at June 30, 1996 (Unaudited)         13


            Pro Forma Combined Condensed Statement
             of Operations for the six months ended
             June 30, 1996 (Unaudited)                  15


            Pro Forma Combined Condensed Statement
             of Operations for the year ended
             December 31, 1995 (Unaudited)              17

(c)    Exhibits.

       The following exhibits are filed as part of this Current Report on Form 8-K:

          Exhibit Number
          --------------

          2.1*   Stock Purchase Agreement, dated August 15, 1996.

          99.1*  Employment Agreement, dated August 15, 1996, by and between
                  CORSEARCH, Inc., and Robert Frank.
          ____________________________________

          * Previously filed with this Form 8-K on August 15, 1996.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              T/SF COMMUNICATIONS CORPORATION



Date:   October 29, 1996      By:      /s/ Howard G. Barnett, Jr.
                                 ---------------------------------------
                                 Howard G. Barnett, Jr.
                                 Chairman of the Board, President and
                                 Chief Executive Officer

                  CORSEARCH, INC.


                  FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
                  TOGETHER WITH AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------



To the Board of Directors of Corsearch, Inc.:


We have audited the accompanying balance sheets of Corsearch, Inc. (a Delaware corporation) as of December 31, 1995 and 1994, and the related statements of income and accumulated deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Corsearch, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                         ARTHUR ANDERSEN LLP


New York, New York
October 3, 1996

                                CORSEARCH, INC.
                                ---------------

                                 BALANCE SHEETS
                                 --------------

                        AS OF DECEMBER 31, 1995 AND 1994
                        --------------------------------


          ASSETS                              1995          1994
          ------                          -----------   -----------
CURRENT ASSETS:
 Cash and cash equivalents                 $  214,654    $  384,940
 Accounts receivable                          805,874       667,326
 Prepaid expenses and other current            51,357        60,292
  assets                                   ----------    ----------
          Total current assets              1,071,885     1,112,558

FURNITURE, EQUIPMENT AND LEASEHOLD
  IMPROVEMENTS, net                           783,089       539,423

OTHER ASSETS                                   79,020        28,750
                                           ----------    ----------
          Total assets                     $1,933,994    $1,680,731
                                           ==========    ==========

    LIABILITIES AND STOCKHOLDERS' EQUITY
    ------------------------------------

CURRENT LIABILITIES:
 Current portion of long-term debt         $  160,500    $   42,000
 Accounts payable                             172,999        51,248
 Accrued liabilities                          372,151       404,218
                                           ----------    ----------
          Total current liabilities           705,650       497,466
                                           ----------    ----------

LONG-TERM DEBT, net of current portion         87,500        10,500
                                           ----------    ----------

COMMITMENTS AND CONTINGENCIES (Note 5)

STOCKHOLDERS' EQUITY:
 Common stock, $0.01 par, 500,000
  shares authorized,
  123,000 shares issued and
  outstanding                                   1,230         1,230
 Additional paid-in capital                 1,206,420     1,206,420
 Accumulated deficit                          (66,806)      (34,885)
                                           ----------    ----------
          Total stockholders' equity        1,140,844     1,172,765
                                           ----------    ----------
          Total liabilities and
           stockholders' equity            $1,933,994    $1,680,731
                                           ==========    ==========


      The accompanying notes are an integral part of these balance sheets.

                                CORSEARCH, INC.
                                ---------------

                  STATEMENTS OF INCOME AND ACCUMULATED DEFICIT
                  --------------------------------------------

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
                 ----------------------------------------------


                                              1995          1994
                                          ------------  ------------

REVENUES                                   $6,175,449    $5,252,055

DIRECT COSTS OF REVENUES                    2,416,323     1,892,933
                                           ----------    ----------

          Gross profit                      3,759,126     3,359,122

SELLING, GENERAL AND ADMINISTRATIVE         2,931,877     2,403,240
 EXPENSES                                  ----------    ----------

          Income from operations              827,249       955,882

OTHER (EXPENSE) INCOME:
  Interest income                              11,492         4,038
  Interest expense                            (28,657)      (15,085)
  Writedown of equipment                      (76,310)     (448,437)
  Other (expense) income, net                 (22,138)      373,586
                                           ----------    ----------
                                             (115,613)      (85,898)
                                           ----------    ----------

          Income before provision for         711,636       869,984
           income taxes

PROVISION FOR INCOME TAXES                    562,747       373,376
                                           ----------    ----------

          Net income                          148,889       496,608

ACCUMULATED DEFICIT, beginning of year        (34,885)     (531,493)

DIVIDENDS PAID                               (180,810)          -
                                           ----------    ----------

ACCUMULATED DEFICIT, end of year           $  (66,806)   $  (34,885)
                                           ==========    ==========

        The accompanying notes are an integral part of these statements.

                                CORSEARCH, INC.
                                ---------------

                            STATEMENTS OF CASH FLOWS
                            ------------------------

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
                 ----------------------------------------------


                                             1995        1994
                                          ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                               $ 148,889   $ 496,608
 Depreciation and amortization              456,059     304,292
 Writedown of equipment                      76,310     448,437
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
    (Increase) decrease in accounts
      receivable                           (138,548)     13,828
    Decrease (increase) in
      prepaid expenses and other
      current assets                          8,935     (26,785)
    Increase in other assets                (50,270)     (1,060)
    Increase (decrease) in
      accounts payable and accrued
      expenses                               89,684    (478,614)
                                          ---------   ---------
          Net cash provided by
           operating activities             591,059     756,706
                                          ---------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of furniture, equipment and
  leasehold improvements                   (776,035)    (39,896)
                                          ---------   ---------

          Net cash used in investing
           activities                      (776,035)    (39,896)
                                          ---------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from loan borrowings              300,000         -
 Repayments of loan borrowings             (104,500)   (442,000)
 Proceeds from options exercised                -        49,275
 Dividends paid                            (180,810)        -
                                          ---------   ---------

          Net cash provided by (used
           in) financing activities          14,690    (392,725)
                                          ---------   ---------

(DECREASE) INCREASE IN CASH                (170,286)    324,085

CASH AND CASH EQUIVALENTS, beginning of
 year                                       384,940      60,855
                                          ---------   ---------

CASH AND CASH EQUIVALENTS, end of year    $ 214,654   $ 384,940
                                          =========   =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
 Cash paid during the period for:
    Interest                              $  28,657   $  15,085
                                          =========   =========
    Income taxes                          $ 639,284   $ 201,358
                                          =========   =========

        The accompanying notes are an integral part of these statements.

                                CORSEARCH, INC.
                                ---------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
                 ----------------------------------------------



1.  DESCRIPTION OF BUSINESS:
    ------------------------

Corsearch, Inc. (the "Company") was initially incorporated under the laws of New York State in June 1983, under the name Pro Data Searches, Inc. On June 1, 1984, the Company was reincorporated in the State of Delaware under the current name. The Company primarily performs trademark research for companies and law firms throughout the United States and Canada. The Company extends credit to its customers during the normal course of business.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
    -------------------------------------------

Revenue Recognition
-------------------

The Company recognizes revenue upon the delivery of the results of a trademark search to its customer.

Cash and Cash Equivalents
-------------------------

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Furniture, Equipment and Leasehold Improvements
-----------------------------------------------

Furniture, equipment and leasehold improvements is stated at cost. Depreciation and amortization are provided using methods which approximate straight-line over periods of 2-7 years. Expenditures for repairs and maintenance are charged to expense as incurred.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes
------------

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.

3. FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS:
   ------------------------------------------------

Furniture, equipment and leasehold improvements consists of the following as of December 31, 1995 and 1994:

                                       1995        1994
                                    ----------   ----------

      Office furniture and
        fixtures                    $  446,813   $  490,884
      Computer equipment and
        related software             1,381,858    1,551,864
      Leasehold improvements           276,673      193,287
                                     ---------    ---------
                                     2,105,344    2,236,035

      Less:  Accumulated
        depreciation and
        amortization                 1,322,255    1,696,612
                                    ----------   ----------
                                    $  783,089   $  539,423
                                    ==========   ==========

4. LONG-TERM DEBT:
   ---------------

Long-term debt consisted of the following as of December 31, 1995 and 1994:

                                             1995              1994
                                          ----------        ---------
    Term note payable to a
      bank with interest at the
      bank's prime rate (8.5%
      at December 31, 1995)
      plus 1% with principal
      due in monthly
      installments of $12,500
      through July 1, 1997 (a)            $  237,500        $  -



    Term note payable to a
      third party at the prime
      rate (8.5% at December
      31, 1995 and 1994) plus
      1% with principal due in
      quarterly installments
      through March 1996 (b)                  10,500           52,500
                                          ----------        ---------
                                             248,000           52,500

    Less:  Current portion of
      long-term debt                         160,500           42,000
                                          ----------       ----------
                                          $   87,500       $   10,500
                                          ==========       ==========

  (a) This note is secured by a General Security Agreement covering the assets of the Company and the personal guarantee of the Company's president.

  (b) This note is secured by the Company's office furniture and fixtures.

5. COMMITMENTS AND CONTINGENCIES:
   ------------------------------

Leases
------

The Company occupies office space under an operating lease which expires in September 1999 and requires monthly payments of approximately $18,000. The Company is responsible for utilities, rent tax and insurance, as well as its share of other common area assessments.

At December 31, 1995, future minimum lease commitments for office space is as follows:

          Year
          ----

          1996                                    $237,760
          1997                                     216,325
          1998                                     216,325
          1999                                     216,325
                                                  --------
                                                  $886,735
                                                  ========

Rental expense for the years ended December 31, 1995 and 1994 was approximately $278,000 and $307,000, respectively.

Internal Revenue Service Examination
------------------------------------

The Internal Revenue Service has completed their examination of the Company's 1992-1994 tax returns. During the examination, a database acquisition, which occurred in 1991, was identified for which the Company had expensed all professional fees associated with the transaction upon consummation and was amortizing the database acquired over its useful life of five years. The Internal Revenue Service concluded that all expenditures incurred with respect to the acquisition should be capitalized and amortized over a seven year period. As a result of this examination, additional federal, state and local income taxes of $228,000 are reflected in the provision for income taxes for the year ended December 31, 1995.

6. INCOME TAXES:
   -------------

The provision for income taxes for the years ended December 31, 1995 and 1994 consists of the following:

  1995                          Current      Deferred       Total
  ----                          -------      --------      --------

     Federal                    $378,809     $(14,305)     $364,504
     State and Local             202,918       (4,675)      198,243
                                --------     --------      --------
                                $581,727     $(18,980)     $562,747
                                ========     ========      ========
  1994
  ----

     Federal                    $272,050     $      -      $272,050
     State and Local             101,326            -       101,326
                                --------     --------      --------
                                $373,376     $      -      $373,376
                                ========     ========      ========

The actual tax expense differed from the expected amounts by applying U.S. Federal Income tax rate of 34% as follows:

                                               1995            1994
                                          --------------  --------------
                                           Amount     %    Amount     %
                                          ---------  ---  ---------  ---

Federal income tax at statutory rate       $241,956  34%   $295,795  34%
State income taxes net of federal income
 tax benefit                                 78,700  11      66,875   8
Tax assessment from prior years             228,000  32           -   -
Other                                        14,091   2      10,706   1
                                           --------  --    --------  --
                                           $562,747  79%   $373,376  43%
                                           ========  ==    ========  ==

7.  SIMPLIFIED EMPLOYEE PENSION PLAN:
    ---------------------------------

During 1989, the Company adopted a Simplified Employee Pension Plan (the "Plan") for all eligible employees. The Plan requires each participant to be twenty-one years of age and have worked three full years for the Company before becoming eligible to participate. Company contributions to the Plan for the years ended December 31, 1995 and 1994, amounted to $45,500 and $38,500, respectively.

8.  SUBSEQUENT EVENT:
    -----------------

On August 15, 1996, T/SF Communications Corporation, a publicly traded company, acquired all of the Company's outstanding common stock for approximately $16 million. The acquisition was paid for in the form of cash and promissory notes.

                        T/SF COMMUNICATIONS CORPORATION
             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 June 30, 1996

         The following Unaudited Pro Forma Combined Condensed Balance Sheet combines the consolidated balance sheet of the Registrant and the balance sheet of Corsearch, Inc. (Corsearch), both as at June 30, 1996. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the acquisition, by the Registrant, of Corsearch, as if the acquisition was consummated on June 30, 1996. The acquisition will be accounted for as a purchase in accordance with the accounting principles specified in Opinion No. 16 of the Accounting Principles Board. The allocated purchase cost is $17,554,000.

         This statement should be read in conjunction with the notes to the Unaudited Pro Forma Combined Condensed Balance Sheet and Unaudited Pro Forma Combined Condensed Statement of Operations and with the separate historical financial statements of the Registrant and the related notes thereto.

                                                                     Pro Forma
                                          T/SF                      Adjustments
                                      Communications   Corsearch,    Increase
                                        Corporation       Inc.       (Decrease)    Pro Forma
                                      --------------   ----------   -----------    ---------
                                                               (in thousands)
ASSETS
Current assets .......................   $ 30,175       $  1,479    $(15,722)(a)    $ 15,932
Notes receivables
  and investments ....................      2,099              -           -           2,099
Property, plant and
  equipment, net .....................      4,645            667           -           5,312
Deferred tax asset ...................        806            157           -             963
Intangibles and other assets, net ....     14,568            125      16,571 (a)      31,264
                                        ---------       --------    --------        --------

                                        $  52,293       $  2,428    $    849        $ 55,570
                                        =========       ========    ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities ................... $  13,819       $    943    $    640 (a)    $ 15,402
Long-term debt ........................     2,145             13         587 (a)       2,745
Deferred contract liabilities .........     1,778              -       1,094 (a)       2,872
Stockholders' equity:
  Common stock ........................       332              1     (     1)(a)         332
  Additional paid-in capital ..........    13,532          1,206     ( 1,206)(a)      13,532
  Retained earnings ...................    20,687            265     (   265)(a)      20,687
                                        ---------       --------    --------        --------
                                           34,551          1,472     ( 1,472)         34,551
                                        ---------       --------    --------        --------
                                        $  52,293       $  2,428    $    849        $ 55,570
                                        =========       ========    ========        ========

                        T/SF COMMUNICATIONS CORPORATION
                                   Notes to
             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

         An explanation of the pro forma adjustments required to record the acquisition of Corsearch, as if consummated on June 30, 1996, follows:

(a) To give effect to the acquisition of Corsearch by allocation of the purchase price in excess of historical cost to goodwill; to reflect the financing of the purchase as a reduction of current assets for cash used for acquisition and increase in current and long-term notes payable; and to reflect the prepayment of certain bank indebtedness of Corsearch.

                        T/SF COMMUNICATIONS CORPORATION
        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                    For the Six Months Ended June 30, 1996

     The following Unaudited Pro Forma Combined Condensed Statement of Operations combines the consolidated statement of operations of the Registrant and the statement of income of Corsearch for the six months ended June 30, 1996. The Unaudited Pro Forma Combined Condensed Statement of Operations gives effect to the acquisition, by the Registrant, of Corsearch, as if the acquisition had been consummated on January 1, 1996, and was accounted for by the purchase method of accounting.

     The unaudited pro forma combined results do not purport to be indicative of actual results which would have occurred had the acquisition been effected on January 1, 1996, or of future operations of the combined companies. This statement should be read in conjunction with the Unaudited Pro Forma Combined Condensed Balance Sheet and the Notes to this Unaudited Pro Forma Combined Condensed Statement of Operations and with the separate historical financial statements of the Registrant and the related notes thereto.

                                                                      Pro Forma
                                          T/SF                       Adjustments
                                     Communications    Corsearch,     Increase
                                       Corporation        Inc.        (Decrease)     Pro Forma
                                     --------------    ----------    -----------     ---------
                                                            (in thousands)
Revenues ..............................  $30,392        $  3,685      $( 297)(a)     $ 33,780
                                         -------        --------      ------         --------

Operating costs and expenses ..........   18,383           1,139           -           19,522
General and administrative expenses ...    6,576           1,013       (  65)(b)        7,524
Interest expense ......................      288              37          53 (c)          378
Depreciation and amortization .........    1,798             200         278 (d)        2,276
                                         -------        --------      ------         --------

                                          27,045           2,389         266           29,700
                                         -------        --------      ------         --------
Income before income taxes ............    3,347           1,296       ( 563)           4,080

Benefit from (provision for)
   income taxes .......................  ( 1,339)        (   589)         26 (e)     (  1,902)
                                         -------        --------      ------         --------

Income from continuing operations .....  $ 2,008        $    707      $( 537)        $  2,178
                                         =======        ========      ======         ========
Per share amounts:
   Earnings per common and
   common equivalent share from
   continuing operations (f) ..........  $  0.57                                      $  0.62
                                         =======                                      =======

                        T/SF COMMUNICATIONS CORPORATION
                                   Notes to
        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

     The Unaudited Pro Forma Combined Condensed Statement of Operations for the six months ended June 30, 1996, gives effect to the following pro forma adjustments:

(a) To reflect reduction in interest income on short-term investments used for payment of a substantial portion of the purchase price of the stock of Corsearch.

(b) To reflect reduction in professional fees paid by Corsearch related to the sale of Corsearch.

(c) To reflect interest expense on notes payable issued and borrowing from a bank line of credit utilized as payment for a portion of the purchase price of the stock of Corsearch offset by the reduction in interest expense resulting from the payment of Corsearch bank debt.

(d) To reflect amortization of the acquisition costs of Corsearch allocated to goodwill.

(e) To reflect the change in the provision for income taxes attributable to the tax effects of the above adjustments.

(f) Pro forma earnings per share is based upon 3,526,000 common and common equivalent shares outstanding during the period.

                        T/SF COMMUNICATIONS CORPORATION
        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     For the Year Ended December 31, 1995

     The following Unaudited Pro Forma Combined Condensed Statement of Operations combines the consolidated statement of operations of the Registrant and the statement of income of Corsearch for the year ended December 31, 1995. The Unaudited Pro Forma Combined Condensed Statement of Operations gives effect to the acquisition, by the Registrant, of Corsearch, as if the acquisition had been consummated on January 1, 1995 and was accounted for by the purchase method of accounting.

     The unaudited pro forma combined results do not purport to be indicative of actual results which would have occurred had the acquisition been effected on January 1, 1995, or of future operations of the combined companies. This statement should be read in conjunction with the Unaudited Pro Forma Combined Condensed Balance Sheet and the Notes to this Unaudited Pro Forma Combined Condensed Statement of Operations and with the separate historical financial statements of the Registrant and the related notes thereto.

                                                                       Pro Forma
                                            T/SF                      Adjustments
                                        Communications   Corsearch,    Increase
                                          Corporation       Inc.      (Decrease)      Pro Forma
                                        --------------   ----------   ----------      ---------
                                                              (in thousands)
Revenues ..............................    $ 72,078        $ 6,187     $ ( 342)(a)     $ 77,923
                                           --------        -------     -------         --------

Operating costs and expenses ..........      39,665          2,416           -           42,081
General and administrative expenses....      11,841          2,930           -           14,771
Interest expense ......................         859             29         929 (b)        1,817
Depreciation and amortization .........       3,601            100         562 (c)        4,263
                                           --------        -------     -------         --------

                                             55,966          5,475       1,491           62,932
                                           --------        -------     -------         --------
Income before income taxes ............      16,112            712      (1,833)          14,991
Benefit from (provision for)
  income taxes ........................      (   58)        (  563)        376 (d)      (   245)
Minority interest in consolidated
  subsidiaries ........................      (  266)             -           -          (   266)
                                           --------        -------     -------         --------

Income from continuing operations .....    $ 15,788        $   149     $(1,457)        $ 14,480
                                           ========        =======     =======         ========

Per share amounts:
  Earnings per common and common
  equivalent share from continuing
  operations (e) ......................    $   4.19                                    $   3.84
                                           ========                                    ========

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

                        T/SF COMMUNICATIONS CORPORATION
                                   Notes to
        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

     The Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 1995, gives effect to the following adjustments:

(a) To reflect reduction in interest income on short-term investments used for payment of a substantial portion of the purchase price of the stock of Corsearch.

(b) To reflect interest expense on notes payable issued and borrowing from a bank line of credit utilized as payment for a portion of the purchase price of the stock of Corsearch offset by the reduction in interest expense resulting from the payment of Corsearch bank debt.

(c) To reflect amortization of the acquisition costs of Corsearch allocated to goodwill.

(d) To reflect the change in the provision for income taxes attributable to the tax effects of the above adjustments.

(e) Pro forma earnings per share is based upon 3,766,000 common and common equivalent shares outstanding during the period.


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